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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE aCT OF 1934

                                      for


                                  DYNEGY INC.


                            an Illinois corporation
                   IRS Employer Identification No. 74-2928353
                           SEC File Number 333-84965



                       1000 Louisiana Street, Suite 5800
                              Houston, Texas 77002
                                 (713) 507-6400



                                February 2, 2000


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Item 5.  Other Events.

         On February 1, 2000, Dynegy Inc., a Delaware corporation since renamed Dynegy Holdings Inc. ("Old Dynegy"), and Illinova corporation, an Illinois corporation, merged in a transaction (the "Merger") in which each of Old Dynegy and Illinova became wholly owned subsidiaries of Dynegy Inc., a newly formed Illinois corporation (formerly known as Energy Convergence Holding Company) ("New Dynegy"). Dynegy Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of New Dynegy, merged with and into Old Dynegy, and Energy Convergence Acquisition Corporation, an Illinois corporation and a wholly owned subsidiary of New Dynegy, merged with and into Illinova pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 14, 1999, as amended, among New Dynegy, Old Dynegy, Dynegy Acquisition Corporation, Illinova and Energy Convergence Acquisition Corporation.

         In the Merger, each share of Old Dynegy common stock, par value $.01 per share, was converted into the right to receive either $16.50 in cash or 0.69 of a share of New Dynegy Class A common stock, no par value per share, which is registered under Section 12(b) of the Exchange Act. However, only approximately 40% of the shares were able to be purchased resulting in a pro rata cash distribution to shareholders who elected this option. As a result, the cash portion paid to holders of Old Dynegy common stock electing cash totaled approximately $1,087,500,000. Each share of Illinova common stock, no par value per share, was converted into one share of New Dynegy Class A common stock, no par value per share. The exchange ratio was determined through arm's length negotiations between the parties.

         Old Dynegy had three large stockholders, NOVA Gas Services (U.S.) Inc., an affiliate of BG plc, and Chevron U.S.A. Inc., which collectively owned approximately 76% of Old Dynegy's outstanding voting stock. Of these stockholders, NOVA and BG elected to receive the maximum amount of cash possible and Chevron elected to receive New Dynegy Class B common stock. Because of the size of NOVA's and BG's ownership positions, some proration of the cash portion of the consideration occurred.

         To the extent that NOVA and BG would have received New Dynegy Class A common stock in the combination, they instead received New Dynegy Series A Convertible Preferred Stock. New Dynegy Series A Convertible Preferred Stock is convertible into New Dynegy Class A common stock at the election of the holder and is subject to redemption at the election of New Dynegy after three years. Holders generally are entitled to vote together with holders of New Dynegy Class A common stock in proportion to the economic interest of such shares. As a result, NOVA and BG each received $541,802,833.70 in cash and 3,348,888 shares of New Dynegy's Series A Convertible Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of New Dynegy, the holders of New Dynegy Series A Convertible Preferred Stock are entitled to receive, prior to any distribution of any assets to


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holders of any other class or series of stock, $50 per share plus an amount equal to all accrued but unpaid dividends on each share. The initial conversion price of the New Dynegy Series A Convertible Preferred Stock was $51.88.

          To the extent that Chevron would have received New Dynegy Class A common stock in the merger, it received New Dynegy Class B Common Stock. Additionally, Chevron purchased an additional 8,363,636 shares of New Dynegy Class B Common Stock for approximately $23.91 per share and an aggregate price of $200 million.

          In general, the terms of the New Dynegy Class B Common Stock provide for Chevron board representation, certain rights and limitations with respect to purchases and sales of New Dynegy securities and certain "blocking rights" with respect to large transactions by New Dynegy, as further described in New Dynegy's articles of incorporation, bylaws and the Shareholder Agreement among New Dynegy, Old Dynegy, Illinova and Chevron dated June 14, 1999. In addition, the terms of the Merger require that Chevron, should its ownership interest ever exceed 40% of New Dynegy's equity securities, offer to purchase the remaining equity securities of New Dynegy in accordance with established procedures.

          The shareholders of Old Dynegy and Illinova approved the Merger at special meetings held on October 11, 1999.

          A description of the closing of the Merger is contained in the February 2, 2000 press release of New Dynegy, attached as Exhibit 99.1 and incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          (a)  Not applicable.

          (b)  Not applicable.

          (c)  Exhibits.

               99.1  *Press Release of New Dynegy dated February 2, 2000.

          *filed herewith.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       DYNEGY INC.


Date:  February 2, 2000                By: /s/ Kenneth E. Randolph
                                          _____________________________________
                                           Kenneth E. Randolph
                                           General Counsel and Secretary